Exhibit (e)(7)

CONFIDENTIALITY AGREEMENT

April 23, 2014

The Priceline Group Inc.
800 Connecticut Avenue

Norwalk, CT 06854

Attention: Legal Department

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (such negotiated transaction between you and the Company, the “Transaction”) with OpenTable, Inc. (together with its direct and indirect subsidiaries, collectively, the “Company”), the Company intends to provide you with certain information regarding the Company.  As a condition to such information being provided to you and in consideration of the foregoing, you agree as follows:

1.                                      All information (in any medium, whether written, oral, electronic or otherwise) relating to the Company or the business, products, markets, condition (financial or otherwise), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company or otherwise) which is furnished (regardless of the manner in which it is or has been furnished) by or on behalf of the Company or any of its directors, officers, employees, agents, advisors, attorneys, accountants, consultants, investment bankers or financing sources (collectively, the “Company’s Representatives”) to you or your directors, officers, employees or advisors (including, without limitation, attorneys, accountants and consultants, but excluding potential sources of equity capital or equity or debt financing with respect thereto, which shall not be considered your Representatives for any purpose hereunder without the prior written consent of the Company) (collectively, “your Representatives”) at any time between the date of this letter agreement (this “Agreement”) and its expiration under paragraph 19 (or earlier termination) are referred to in this Agreement as “Confidential Information.”  “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was within your possession prior to it being furnished to you or your Representatives by or on behalf of the Company pursuant hereto; provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (c) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, or (d) is independently developed by you without reference to or the use of any Confidential Information.  As used in this Agreement, the term “Person” shall refer to any individual, corporation, company, partnership, trust, limited liability company or other entity (including the media), and the term “affiliate” shall have the meaning assigned to it in the Securities Exchange Act of 1934, as amended (the “1934 Act”).  For purposes of clarity, Confidential Information does not lose its status as such as a result of you or your Representatives making copies thereof or incorporating it into any analyses, compilations, studies or other documents or records prepared by you or your Representatives and, notwithstanding such inclusion, such Confidential Information is subject to the terms of this Agreement.

2.                                      Each of the parties hereto agrees that, without the prior written consent of the other, neither it nor its Representatives will disclose to any other third party the fact that investigations, discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect to any Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”).

3.                                      You recognize and acknowledge the competitive value and confidential nature of the Confidential Information and the damage that could result to the Company if any information contained therein is disclosed to a third party.  Except as otherwise specifically provided in this Agreement, (a) you will disclose Confidential Information and Discussion Information only to your Representatives who need to know such information for the purpose of evaluating and negotiating the Transaction on your behalf and who have been informed by you of the confidential nature of the Confidential Information and Discussion Information, and (b) you will (and will cause your Representatives to) keep the Confidential Information and Discussion Information confidential and use the Confidential Information and Discussion Information solely for the purpose of evaluating and negotiating the Transaction.  You agree to undertake reasonable precautions to safeguard and protect the Confidential Information and Discussion Information.  You will be responsible for any actions taken by your Representatives that would be deemed a breach of the applicable terms of this Agreement as if you had taken such actions and you agree to notify the Company in writing promptly following your discovery of any prohibited or unauthorized disclosure or use of the Confidential Information or Discussion Information.

4.                                      In the event that you or any of your Representatives is requested or required to disclose any Confidential Information or Discussion Information, or the Company or any of the Company’s Representatives is required to disclose any Discussion Information, in each case, by applicable law, legal process or other legal compulsion, whether or not in connection with any proceeding by or before a court of law or governmental authority, the party who is requested or required to disclose such information (the “Disclosing Party”) shall (to the extent not legally prohibited) give the other party (the “Non-Disclosing Party”) prompt written notice of such request or requirement so that the Non-Disclosing Party may seek an appropriate order or other remedy protecting the Confidential Information or Discussion Information from disclosure or waive compliance with the terms of this Agreement in writing, and the Disclosing Party will use reasonable efforts to cooperate with the Non-Disclosing Party to obtain such protective order or other remedy.  In the event that (a) a protective order or other remedy is not obtained and the Disclosing Party (or its Representatives to whom such request is directed) is nonetheless, upon the advice of outside legal counsel, legally required to disclose Confidential Information or Discussion Information, as applicable, or (b) the Non-Disclosing Party waives compliance with the terms of this Agreement in writing, the Disclosing Party (or its Representatives to whom such request is directed) may furnish only that portion of the Confidential Information or Discussion Information, as applicable, which, upon the advice of outside legal counsel, is legally required to be disclosed; provided that (unless legally prohibited) the Disclosing Party gives the Non-Disclosing Party written notice of the Confidential Information or Discussion Information to be disclosed as promptly as practicable and use reasonable efforts, at the Non-Disclosing Party’s request and expense, to obtain assurances that confidential treatment will be accorded to such Confidential Information or Discussion Information, as applicable.

5.                                      Neither the Company nor any of the Company’s Representatives has made or is making, and you are not relying on and may not rely on, any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company, and neither the Company nor any of the Company’s Representatives shall have any liability to you or your Representatives relating to or resulting from the use of the Confidential Information or for any errors therein or omissions therefrom.  The only representations and warranties on which you may rely will be those expressly set forth in a definitive agreement between the Company and you providing for a Transaction, and then only to the extent provided in such agreement.

6.                                      All Confidential Information is and shall remain the exclusive property of the Company.  The Company does not grant a license to, by implication or otherwise, any of the Company’s trade secrets or other intellectual property rights to you or your Representatives by entering into this Agreement or by furnishing Confidential Information to you or your Representatives.  Notwithstanding anything contained herein, the Company reserves the right not to make available hereunder, or to otherwise further limit your disclosure of, any information, the provision of which is determined by the Company, in its sole discretion, to be inadvisable or inappropriate.

7.              You acknowledge that (a) the Company and its financial advisor shall conduct the process for a possible Transaction as they, in their sole discretion, shall determine (including, without limitation, negotiating with any prospective counterparty to a transaction and entering into definitive agreements without prior notice to you or any other Person), (b) any procedures relating to a Transaction may be changed at any time without notice to you or any other Person, (c) the Company shall have the right, in its sole discretion, to reject or accept any potential counterparty to a Transaction, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, (d) neither you nor any of your Representatives shall have any claims whatsoever against the Company or its affiliates or Representatives arising out of or relating to any of the foregoing actions and (e) neither you nor any of your Representatives shall challenge any transaction on the grounds that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed to you or any of your Representatives.  Unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to you of any kind whatsoever with respect to such a Transaction.  The Company acknowledges that (a) you may choose not to proceed with discussions or negotiations regarding a Transaction at any time and in your sole and absolute discretion, (b) neither the Company nor any of its Representatives shall have any claims whatsoever against you or your Representatives arising out of or relating to any decision not to proceed with the Transaction or decision not to enter into a definitive agreement with respect to a Transaction, except to the extent such decision constitutes a breach of a definitive agreement between the parties with respect to a Transaction, and (c) unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither you nor any of your affiliates or Representatives will be under any legal obligation to the Company or its affiliates or Representatives of any kind whatsoever with respect to a Transaction.

8.                                      If you determine not to proceed with a Transaction, you will promptly notify the Company of such decision.  In that case, or if at any time the Company so requests, you and your Representatives will promptly (and in any case within thirty days of the Company’s request) (a) destroy or deliver to the Company, at your expense, all copies of Confidential Information in your or your Representatives’ possession (which may include destruction by redaction or deletion), and (b) timely deliver to the Company a certificate executed by one of your duly authorized officers indicating that the requirements of this paragraph have been satisfied in full.  Notwithstanding the foregoing, you may retain copies of the Confidential Information which have been electronically stored pursuant to automatic back up storage procedures or if legally required by applicable law; provided, however, that such Confidential Information shall continue to be subject to the terms of this Agreement and shall not be used except as may be required by law or regulation or in connection with any legal, governmental or regulatory proceeding.  In any event, notwithstanding any return or destruction of Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

9.                                      The parties hereto agree that any breach of this Agreement by a party or any of its Representatives would cause irreparable harm to the other non-breaching party, that money damages may not be a sufficient remedy for any breach of this Agreement by such party or any of its Representatives and that the other non-breaching shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by a party of this Agreement but shall be in addition to all other remedies available at law or equity to the other non-breaching party.  Each party further agrees to waive any requirement for proof of actual damages or the posting of any bond or other security in connection therewith.  In the event of litigation relating to this Agreement, each party agrees to reimburse the non-breaching party for all costs incurred by such non-breaching party in connection with the enforcement of this Agreement (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom), upon the determination in a final, nonappealable order by a court of competent jurisdiction that this Agreement has been breached.  Notwithstanding anything in this Agreement to the contrary, in no event will either party or any of its affiliates or Representatives be liable for any punitive or exemplary damages in connection with any claims, losses, damages or injuries arising under or in connection with this Agreement out of the conduct of such party or its affiliates, except to the extent that such conduct constitutes an intentional and knowing breach of this Agreement.

10.                               Unless otherwise authorized by the Company in writing, all of your (a) communications regarding a Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) questions regarding procedure must be directed to the Company’s financial advisor or Chief Executive Officer or Chief Financial Officer or to such other of the Company’s Representatives as the Company or its financial advisor may specifically designate.  Neither you nor any of your Representatives will initiate or maintain contact with any stockholder, director, officer, employee or agent of the Company, or any customer or other Person having a business relationship with the Company, regarding the Company, the Company’s assets, operations, personnel, prospects or finances, in each case as it relates to the Confidential Information or a Transaction, except with the prior written (which may include email) consent of the Company.

11.                               For a period of one (1) year from the date of your signing of this Agreement you will not, without the prior written consent of the Company, directly or indirectly, solicit for employment or engagement or otherwise cause or seek to cause to leave employment (a) any then currently employed senior executive of the Company or any such person who has been employed by the Company within 90 days of your first contact regarding employment or engagement or (b) any then currently employed employee of the Company with a title of vice president or above with whom you first become aware during your evaluation of a Transaction or any such person who has been employed by the Company within 90 days of your first contact regarding employment or engagement; provided that you and your affiliates may (i) make general employment solicitations (such as job posting) not specifically directed at the employees of the Company or any of its subsidiaries and hire or engage anyone who responds thereto, and (ii) respond to and hire any person who contacts you or your affiliates regarding employment or engagement on his or her own initiative without any prohibited solicitation by you or your affiliates.

12.                               You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Confidential Information or Discussion Information, will be advised by you) that (a) the Confidential Information being furnished to you or your Representatives may contain material, non-public information regarding the Company and (b) the United States securities laws prohibit any Persons who have material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information.

13.                               You agree that, for a period of twelve (12) months from the date of this Agreement (the “Standstill Period”), unless specifically invited in writing by the Board of Directors of the Company, neither you nor any of your affiliates, subsidiaries or Representatives acting on your behalf will in any manner, directly or indirectly: (a) effect or publicly seek, offer or propose to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other Person to effect or publicly seek, offer or propose to effect or participate in: (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any material assets, indebtedness or businesses of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company or any of the subsidiaries or assets of the Company or its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act), become a “participant” in any “election contest” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or propose, or solicit stockholders of the Company for the approval of, any stockholder proposals with respect to the Company or seek to advise or influence any Person with respect to the voting of any voting securities of the Company; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in this paragraph; (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or (f) publicly disclose any intention, plan or arrangement regarding any of the matters referred to in this paragraph.  You also agree during the Standstill Period not to request that the Company or any of its Representatives, directly or indirectly, amend, waive or terminate any provision of this paragraph (including this sentence); provided that you shall be permitted to make confidential proposals regarding a Transaction of a type contemplated by clause (a) above to, and have related confidential communications with, the Company’s Board of Directors, so long as such communications are not intended to cause, and would not reasonably be expected to require, public disclosure of any information.  The provisions of this paragraph shall be inoperative and of no force or effect if a Competing Transaction occurs with respect to the Company or is publicly announced by the Company.  “Competing Transaction” shall mean that a Person, other than you or your affiliates and other than the Company or its subsidiaries: (i) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving the Company in which, following consummation of such transaction, substantially all of the Persons who, immediately prior to such transaction, had beneficial ownership of 50% or more of the voting power of the Company do not continue to beneficially own at least 50% of the voting power of the combined entity and do not have the ability to elect a majority of the directors of the combined entity, (ii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, more than 50% of the assets of the Company, (iii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, beneficial ownership of securities representing 50% or more of the voting power of the Company, (iv) commences a tender offer or exchange offer with respect to securities representing 50% or more of the voting power of the Company, or (v) enters into an agreement or commences a proxy solicitation in which the Person would acquire the ability to elect a majority of the Board of Directors of the Company.

14.                               This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by you, except to an acquiror of all or substantially all your assets.  The Company shall have the right to assign all of its rights, powers, and privileges hereunder (including, without limitation, the right to enforce this Agreement) to any party who consummates a Competing Transaction with the Company.

15.                               No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.  No failure or delay on the part of either party in exercising any right, power or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver of any right, power or privilege hereunder.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  No notice to or demand on either party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either party to any other or further action in any circumstances without notice or demand.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or PDF by electronic transmission shall be effective delivery of a manually executed counterpart to this Agreement.

16.                              Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.

17.                               Nothing in this Agreement shall be deemed to create any right in any creditor or other Person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any other third party.

18.                               This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.  You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for any action or proceeding brought by the Company or any Company Representative seeking to enforce any provision hereof, or arising hereunder or in connection with the matters contemplated hereby (and you agree not to commence any action or proceeding relating hereto except in such courts).

19.                               The obligations under this Agreement shall terminate two (2) years from the date hereof; provided that no such termination shall relieve any party from liability in respect of breaches by such party prior to such termination.

20.                               This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the parties hereto, whether written, oral or otherwise.  There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties hereto concerning the subject matter hereof except as set forth herein.

Please confirm your agreement with the foregoing by signing below, which thereupon will constitute our agreement with respect to the subject matter hereof.

(Signature page follows)

Very truly yours,

OPENTABLE, INC.

By:	/s/ John Orta
Name:	John Orta
Title:	Senior Vice President and General Counsel

CONFIRMED AND AGREED
as of the date first written above:

THE PRICELINE GROUP INC.

By:	/s/ Stephen Sonne
Name:	Stephen Sonne
Title:	Senior Vice President